Exhibit 3.1

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

OVERLAND STORAGE, INC.

The undersigned certify that:

1. They are the President and Chief Executive Officer and the Senior Vice President, Chief Financial Officer and Secretary, respectively, of Overland Storage, Inc., a California corporation (this “Corporation”).

2. The Amended and Restated Articles of Incorporation of this Corporation are amended and restated in their entirety to read as follows:

NAME

One: The name of the corporation is Overland Storage, Inc.

PURPOSE

Two: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

AUTHORIZED SHARES

Three: The corporation is authorized to issue only one class of shares of stock; the total number of shares of stock which the corporation shall have the authority to issue is one thousand (1,000) shares of Common Stock, par value $0.001 per share.

LIMITATION ON LIABILITY OF DIRECTORS

AND AUTHORITY TO INDEMNIFY AGENTS

Four: The liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the corporation and its shareholders through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code.

3. The foregoing amendment and restatement of Articles of Incorporation of this Corporation has been duly approved by the Board of Directors.

4. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the Corporation is one thousand (1,000). The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

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We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: December 1, 2014.

/s/ Eric Kelly
Eric Kelly
President and Chief Executive Officer

/s/ Kurt L. Kalbfleisch
Kurt L. Kalbfleisch
Senior Vice President, Chief Financial Officer and Secretary